Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS FOR 2011

JUNEAU, Alaska, May 13, 2011 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders of $67,000, or $0.09 per diluted common share, for the first quarter ended March 31, 2011, as compared to a net loss available to common shareholders of $470,000, or $(0.72) per diluted common share for the first quarter of 2010.

Net income in the quarter ended March 31, 2011 was primarily attributable to a decrease in provision for loan loss of $661,000 compared to the quarter ended March 31, 2010.  Provision for loan losses was $60,000 and $721,000 for the quarters ended March 31, 2011 and 2010, respectively.

“The modest performance for the first quarter was still a significant improvement from where we were a year ago”, said President & Chief Executive Officer, Craig E. Dahl.  “We were disappointed in our mortgage volume for the first quarter, but it reflects that Juneau is currently facing a housing shortage, with more buyers than we have homes for sale.” “We’re looking forward to coming out of winter and believe we will see an improvement in the market as tourism and other seasonal businesses return to normal levels.”

The allowance for loan losses at March 31, 2011 was $1.9 million, representing 1.30% of total loans outstanding.  Total non-accrual loans were $624,000 at March 31, 2011 compared with $448,000 at December 31, 2010 and $3.1 million at March 31, 2010.  In addition, the Bank’s real estate owned and repossessed assets were $1.2 million at March 31, 2011 compared with $1.8 million at December 31, 2010 and $2.9 million at March 31, 2010.  There was $227,000 in net loan recoveries for the quarter ended March 31, 2011 compared with net loan charge offs of $447,000 for the quarter ended December 31, 2010 and net charge offs of $302,000 for the quarter ended March 31, 2010.

Net interest income decreased $133,000 (6.4%) to $1.9 million in the first quarter of 2011 compared to $2.1 million for the comparable quarter of 2010.  Net interest margin on average interest-earning assets for the first quarter of 2011 was 5.04% compared with 5.13% in the first quarter of 2010.

Loans (excluding loans held for sale) were $144.0 million at March 31, 2011, an increase of $2.1 million, or 1.5% from December 31, 2010, and a decrease of $12.5 million, or 8.0% from March 31, 2010.  Deposits at March 31, 2011, were $141.9 million, a $5.7 million (3.8%) decrease from December 31, 2010 and a $1.0 million (0.7%) decrease from March 31, 2010.

Noninterest expense for the first quarter of 2011 decreased $212,000 (9.3%) from December 31, 2010 and decreased $32,000 (1.5%) from the quarter ended March 31, 2010.  The net decrease compared to prior quarter ended December 31, 2010 was primarily due to lower real estate owned and repossessed property expense, net.

Noninterest income for the first quarter of 2011, including gain on sale of loans, decreased $20,000 (5.5%) to $342,000 compared with $362,000 for the first quarter of 2010.  The decrease during the first quarter is primarily attributable to a decrease in mortgage banking income which declined to $50,000 for the three months ended March 31, 2011 from $95,000 for the comparable period of 2010.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets; change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Cease and Desist Orders we entered into with the Office of Thrift Supervision, computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; time to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
First Quarter 2011
(dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
Condensed Statement of Operations:
Interest income	$2,142	$2,387	$2,395
Interest expense	201	229	321
Net interest income	1,941	2,158	2,074
Provision (benefit) for loan losses	60	(113)	721
Gain on sale of loans	50	120	95
Other noninterest income	292	345	267
Noninterest expense	2,078	2,290	2,110
Net income (loss) before income tax	145	446	(395)
Income tax benefit	-	(255)	-
Net income (loss)	145	701	(395)
Preferred stock dividend and discount accretion
Preferred stock dividend	62	60	60
Preferred stock discount accretion	16	17	15
Net income (loss) available to common shareholders	$67	$624	$(470)

Income (loss) per common share:
Basic	$0.10	$0.95	$(0.72)
Diluted	$0.09	$0.89	$(0.72)

Performance Ratios:
Return on average equity	2.93%	14.39%	(8.46)%
Return on average assets	0.37	1.72	(0.90)
Yield on average interest-earning assets	5.56	6.26	5.92
Cost of average interest-bearing liabilities	0.68	0.74	1.01
Interest rate spread	4.88	5.52	4.91
Net interest margin on:
Average interest-earning assets	5.04	5.66	5.13
Average total assets	4.89	5.30	4.75
Efficiency ratio (a)	93.06	91.49	90.13

Average balances:
Loans	$143,884	$146,175	$156,973
Interest-earning assets	154,073	152,538	161,819
Assets	158,865	162,953	174,671
Interest-bearing deposits	114,155	118,920	114,548
Total deposits	142,985	149,551	140,754
Interest-bearing liabilities	119,003	123,922	127,683
Shareholders' equity	19,810	19,483	18,669

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	723,849	698,574	654,486

	March 31,	December 31,	March 31,
	2011	2010	2010
Balance sheet data:
Total assets	$167,561	$174,369	$176,812
Loans, before allowance	144,035	141,938	156,530
Loans held for sale	4,904	450	824
Investment securities available for sale	4,981	2,155	2,510
Total deposits	141,882	147,548	142,865
Federal Home Loan Bank advances	3,500	5,000	12,900
Shareholders' equity	19,843	19,779	18,660

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$23.01	$22.92	$21.21

Asset quality:
Allowance for loan losses	$1,870	$1,583	$2,204
Allowance as a percent of loans	1.30%	1.12%	1.41%
Nonaccrual loans	$624	$448	$3,087
Total nonperforming assets	1,813	2,239	5,943
Impaired loans	11,287	9,601	11,623
Estimated specific reserves for impairment	310	310	889
Net charge offs (recoveries) for quarter	(227)	447	302
Net charge offs (recoveries) YTD	(227)	1,101	302
Real estate owned and repossessed assets	1,189	1,791	2,856

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.